UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SYNALLOY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	57-0426694
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4510 Cox Road Suite 201 Richmond, Virginia	23060
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of exchange on which registered
Common Stock Purchase Rights	NASDAQ Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:

N/A

(if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

EXPLANATORY NOTE

This Form 8-A/A is filed by Synalloy Corporation (the “Company”) to reflect the expiration of the common stock purchase rights (each, a “Right” and collectively, the “Rights”) registered on the Form 8-A filed by the Company on April 1, 2020.

Item 1.	Description of the Registrant’s Securities to Be Registered.

On June 27, 2020, the Company entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement, dated as of March 31, 2020, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agreement”). The Amendment terminated the Rights Agreement by accelerating the expiration time of the Rights to 11:59 P.M., New York City time, on June 28, 2020. At the time of the termination of the Rights Agreement, all of the Rights, which were distributed to holders of the Company’s common stock, par value $1.00, pursuant to the Rights Agreement, expired.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2.	Exhibits.

4.1	Rights Agreement, dated as of March 31, 2020, between Synalloy Corporation and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on April 1, 2020)

4.2	Amendment No. 1 to the Rights Agreement, dated as of June 27, 2020, between Synalloy Corporation and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on June 29, 2020)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNALLOY CORPORATION

Date: June 29, 2020	By:	/S/ DENNIS M. LOUGHRAN
	Name:	Dennis M. Loughran
	Title:	Chief Financial Officer

EXHIBIT INDEX

4.1	Rights Agreement, dated as of March 31, 2020, between Synalloy Corporation and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on April 1, 2020)

4.2	Amendment No. 1 to the Rights Agreement, dated as of June 27, 2020, between Synalloy Corporation and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on June 29, 2020)

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